EXHIBIT E.1

Lima, March 20, 2012

The Republic of Peru

Ministry of Economy and Finance

Jr. Junín, 319 - Lima 1

Peru

Ladies and Gentlemen:

We have acted as legal counsel to the Ministry of Economy and Finance of the Republic of Peru (the “Republic”) in connection with the issuance and sale by the Republic of U.S.$ 500,000,000.00 aggregate principal amount of the Republic’s 5.625% U.S. Dollar - Denominated Global Bonds due 2050 (the “2050 Bonds”), pursuant to a registration statement (Nº 333-174779), as amended (the “Registration Statement”), filed with the United States Securities and Exchange Commission (the “Commission”) under Schedule B of the United States Securities Act of 1933, as amended (the “Securities Act”), as amended by Post-Effective Amendment Nº 1 thereto and Post-Effective Amendment Nº 2 thereto, the prospectus dated January 25,2012 (the “Prospectus”), filed with the Commission as part of the Registration Statement and the prospectus supplement dated January 25,2012 (the “Prospectus Supplement”), as filed with the Commission pursuant to Rule 424(b)(2) under the Securities Act.

In arriving at the opinion expressed below, we have reviewed the following:

i)	the Registration Statement and the related Prospectus, as supplemented by the Prospectus Supplement;

ii)	the Fiscal Agency Agreement, dated as of February 6, 2003, as amended by Amendment Nº 1 thereto, dated as of November 21, 2003 and Amendment Nº 2 thereto, dated as of October 14, 2004 (as amended, the “Fiscal Agency Agreement”) between the Republic and JPMorgan Chase Bank, National Association (now The Bank of New York Mellon), as fiscal agent;

iii)	a copy of the 2050 Bonds in global form, as executed by the Republic;

iv)	all relevant provisions of the Political Constitution of the Republic of Peru of 1993, in particular Article 75, and all relevant laws, decrees and acts of the Republic under which the issuance of the 2050 Bonds has been authorized, included but not limited to the following:

1.	Annual Indebtedness Law of the Public Sector for the Fiscal 2012, Law Nº 29814;

2.	Supreme Decree Nº 020-2012-EF of the President of the Republic, in force as of January 25, 2012;

3.	Ministerial Resolution Nº 086-2012-EF/52 of the Ministry of Economy and Finance of the Republic, in force as of January 25, 2012;

v)	all such other documents, instruments and rules as we have deemed to be necessary as a basis for the opinion hereinafter expressed.

In this opinion letter we refer to the documents referred to in paragraphs (i), (ii) and (iii) above as the “Agreements”.

In considering the documents listed above, we have assumed (1) the genuineness of all signatures thereto, and the authenticity of all documents sent to us as originals and the conformity with authentic original documents of all documents submitted to us as copies; (2) the power and authority of all parties other than the Republic to enter into, execute and deliver the Agreements; and (3) that all of the parties to the Agreements other than the Republic are duly organized and validly existing.

It is our opinion that under and with respect to the present laws of the Republic, the 2050 Bonds have been duly authorized, executed and delivered by the Republic and, assuming due authentication thereof pursuant to the Fiscal Agency Agreement, constitute valid and legally binding obligations of the Republic in accordance with their terms.

We hereby consent to the filing of this opinion as an exhibit to Post Effective Amendment Nº 2 to the Registration Statement of Peru and to the references to us under the heading “Validity of the Bonds” in the Prospectus Supplement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under the Securities Act or under the rules and regulations of the Commission.

We are Attorneys-at-Law in the Republic and we do not express or imply any opinion with respect to laws of any country or jurisdiction other than the Republic.

Very truly yours,

/s/ HERNANDEZ & CIA. ABOGADOS

HERNANDEZ & CIA. ABOGADOS

Lima, Friday, December 9, 2011

GOVERNMENT LEGISLATION

OFFICIAL GAZETTE EL PERUANO

LAW Nº 29814

THE PRESIDENT OF THE REPUBLIC

WHEREAS:

The Congress of the Republic

Has passed the following Law:

THE CONGRESS OF THE REPUBLIC:

Has passed the following Law:

PUBLIC SECTOR INDEBTEDNESS LAW

FOR 2012 FISCAL YEAR

TITLE I

PURPOSE OF THE LAW

Article 1: General Law

For the purposes of this Law, references made to the General Law shall imply Law Nº 28563, the General Law for the National System of Indebtedness and amendments thereto.

Article 2: Purpose of the Law

2.1	This Law shall determine:

a)	The maximum amount and the general destination for foreign and domestic indebtedness operations which the National Government may agree for the Public Sector during the 2012 fiscal year; and,

b)	The maximum amount of guarantees which the National Government may grant or contract during the said year to meet any requirements deriving from the promotion processes for the private investment and concessions.

c)	The maximum amount of final balance due at 2012 fiscal year for the issuance of Public Treasure bills.

2.2	In addition, this law shall regulate other aspects included in the General Law and, on a supplementary manner, several subjects linked thereto.

TITLE II

GENERAL PROVISIONS

Article 3: Commission

The annual commission, the charge of which is authorized to the Ministry for the Economy and Finance in article 27 of the General Law, shall be equal to zero comma one percent (0.1%) on the balance owed from the corresponding operation.

TITLE III

MAXIMUM AMOUNTS AUTHORIZED FOR

FOREIGN AND DOMESTIC INDEBTEDNESS OPERATIONS

Article 4: Maximum Indebtedness Amount

4.1	The National Government is hereby authorized to agree foreign Indebtedness operations for up to an amount equivalent to US$ 2, 230,250,000.00 (TWO THOUSAND TWO HUNDRED AND THIRTY MILLION TWO HUNDRED AND FIFTY THOUSAND AMERICAN DOLLARS) for:

a)	Economic and social sectors	US$ 1,219,700,000.00

b)	Support to balance of payments	US$ 1,010,550,000.00

4.2	The National Government is hereby authorized to agree domestic indebtedness operations for up to an amount not exceeding S/. 2,632,580,000.00 (TWO THOUSAND SIX HUNDRED AND THIRTY-TWO MILLION FIVE HUNDRED AND EIGHTY THOUSAND NEW SOLS), as follows:

(a)	Economic and social sectors	S/. 606 000 000,00

(b)	Support for the balance of payments	S/. 1 925 000 000,00

(c)	ONP Bonds up to	S/. 101,580,000.00

4.3	The Ministry for the Economy and Finance, reporting to the Budget and General Account Committee of the Republic Congress, may reassign any amounts of indebtedness set forth in subsection b) of paragraph 4.1 and subsection B) of paragraph 4.2, not exceeding the total sum of the maximum amount established by this Law for the foreign and domestic indebtedness.

TITLE IV

REGIONAL GOVERNMENTS AND LOCAL GOVERNMENTS INDEBTEDNESS

Article 5: Credit Qualification

A favorable credit qualification referred to in article 50 of the General Law shall be necessary when the amount of indebtedness, individual or accumulated, from the respective regional government or local government, with or without guarantee by the National Government, during the 2012 fiscal year, exceeds the sum of S/.15,000,000.00 (FIFTEEN MILLION NEW SOLES).

TITLE V

NATIONAL GOVERNMENT GUARANTEES WITHIN THE

FRAMEWORK OF PROMOTION PROCESSES FOR

PRIVATE INVESTMENT AND CONCESSIONS

Article 6: Maximum Amount

The National Government is hereby authorized to grant or contract guarantees to support obligations deriving from the promotion processes for the private investment and concessions for up to an amount not exceeding US$ US$ 923,000,000.00 (NINE HUNDRED AND TWENTY-THREE MILLION AMERICAN DOLLARS), plus the General Sales Tax (IGV), in accordance with the provisions set forth in paragraph 22.3 of article 22 and paragraph 54.5 of article 54 of the General Law.

TITLE VI

ISSUANCE OF PUBLIC TREASURE BILLS

Article 7: Issuance of Public Treasure Bills

For 2012 fiscal year, the maximum amount of balance due at December 31, 2012, by the issuance of Public Treasure bills cannot be greater than S/. 400,000,000.00 (FOUR HUNDRED MILLION NEW SOLS).

FINAL SUPPLEMENTARY PROVISIONS

ONE: Companies and its shareholders to which the Government guaranteed to obtain external resources, for breach of such obligations have become public debt cannot be bidders, contractors or participate in activities to promote investment by the Government until they culminate to honor their debt to the latter.

TWO: To approve the proposal for the sixteenth replenishment of the International Development Association (IDA), an agency of the World Bank Group, under the terms established in Resolution 227, adopted on 27 April 2011 by the Board of Governors of the Association.

As part of this replenishment, the Republic of Peru will contribute the amount of US$ 15,500,000.00 which is paid in three annual installments.

THREE: To approve the selective increase in authorized capital stock of International Bank for Reconstruction and Development (IBRD) amounting to the sum of US$ 27,791,167,490.00 in the terms established in Resolution 612, adopted on March 16, 2011 by the Board of Governors.

As part of the capital increase, the Republic of Peru subscribe 738 shares, totaling 630.00 US$ 89,028, which will pay US$ 5,341,717.80, corresponding to 6% of total value, which is paid in four annual installments.

FOUR: To approve the overall increase in authorized capital stock of International Bank for Reconstruction and Development (IBRD) amounting to US$ 58,399,644,770.00 in the terms of Resolution 613, adopted on March 16, 2011 by the Board of Governors.

As part of the capital increase, the Republic of Peru will sign 1 622 shares, totaling 970.00 US$ 195,669.00, which will pay US$ 11,740,198.20, corresponding to 6% of total value, which is paid in five annual installments.

FIVE: Provision is transferring to the Ministry of Economy and Finance of the total obligations of the Ministry of Transport and Communications for the debt that the latter has with the National Company of Railways S. A. - Enafer in settlement arising from the purchase of 70,786 sleepers, approved by Supreme Decree 019-87-TC, subject to the condition precedent that the Agency for Promotion of Private Investment - Proinversión and the National Fund for Financing State Enterprise Activity - Fonafe transferred to the Ministry of Economy and Finance, the total of the debts they have with Enafer, in Liquidation, derived from the loan agreement signed on January 17, 1996 and Loan Agreement approved by Board 4-98-29-FONAFE, respectively. Proinversión made the transfer for free and Fonafe under future transfers corresponding effect to the Treasury.

Fulfilled the condition precedent referred to in the first paragraph, the Ministry of Economy and Finance acquires the required quality of the total debt that the Ministry of Transport and Communications has with Enafer, in Liquidation.

Within ninety working days from the effective date of this Act, Enafer, in Liquidation, Proinversión and Fonafe, forward the minutes of conciliation for the Ministry of Economy and Finance.

Provision is the tradeoff between the obligations to be transferred by the Ministry of Transport and Communications Ministry of Economy and Finance, as provided in the preceding paragraphs and the aforementioned debts by Enafer, in Liquidation, and Fonafe transferred to Proinversión the Ministry of Economy and Finance.

The balance of the obligations transferred to the Ministry of Economy and Finance field that exceeds the amount of that compensation will be served by that ministry, through the Directorate General of Debt and Treasury, on terms to be agreed with the entity creditor.

SIX: Provision is that the National Fund for Financing Nacional Enterprise Activity (Fonafe) Give the debt extinguished by the Ministry of Economy and Finance, derived from the transfer of obligations established by Supreme Decree 188-2007-EF; and has been transferred to the Company Fonafe Regional Public Electricity S. A. - Electro in liquidation, as the remaining company assets.

Hereby empowered the Ministry of Economy and Finance and the Fonafe to make accounting adjustments that are required to implement the provisions of the first paragraph.

SEVEN: Within sixty days of enactment of this Act by Supreme Decree countersigned by the Minister of Economy and Finance, under responsibility, promulgated by the Text of the Law 28563, General Law of the National Debt, as amended, and the Text of the Law 28693, General Law of the National Treasury, as amended, for which take into account all the changes made to these general laws, including those contained in this Act.

EIGHT: Provides that any reference to the National Public Debt and the National Treasury made in the Law 28563, General Law of the National Debt, as amended, in Law 28693, General Law of the National Treasury, as amended, in Law 28112, Framework Law for the Public Sector Financial Management, as amended, and any other law, be construed as referring to the Directorate General of Debt and Treasury.

NINE: The Executive is empowered to make by Presidential Decree, with the approval of the Council of Ministers, signed by the President of the Council of Ministers and Minister of Economy and Finance approves the budget incorporated in the Bid Ministry of Economy and Finance , up to the amount of US$30,000,000.00 (THIRTY MILLION AMERICAN DOLLARS) from the operation of foreign debt to be held by the Ministry of Economy and Finance with the Inter-American Development Bank (IDB), to finance the project Improving Public

Investment Management Planning, which aims to achieve an adequate public investment especially in the regional governments of the poorest areas of the country, following the ranking of incidence of poverty established by the INEI.

TEN: This Law is in force on January 1, 2012.

TEMPORARY SUPPLEMENTARY PROVISIONS

ONE: To approve the issuance of bonds outside, in one or more loans, the Government can make up to the amount of US$ 900,000,000.00 (NINE MILLION AMERICAN DOLLARS), which are part of the amount borrowing operations referred to in subparagraph b) of paragraph 4.1 of Article 4 of this Act and is intended to support the balance of payments. By Supreme Decree countersigned by the Minister of Economy and Finance, determine the amounts to be issued and placed, the general conditions of the respective bonds, the designation of the bank or investment banks that provide services for structuring and placement, and the designation of the entities that provide complementary services, inter alia, for the implementation of external emissions of bonds.

In the event that the conditions set out in paragraph 20.5 of Article 20 of the General Law, Approval of external or internal issuance of bonds in one or more placements can make the National Government, in order to pre-finance the requirements of next fiscal year covered by the Multi-annual Macroeconomic Framework. This issue also externally or internally subject to the provisions of the first paragraph.

The Ministry of Finance reports to Congress on the operations referred to in the first and second, within forty-five working days following the completion of each installation or operation.

TWO: Available resources shall constitute the Public Treasury’s remaining resources from the placement of sovereign bonds referred to the Emergency Decree 040-2009, as amended, that are to complete the implementation of investment projects whose funding was provided with these funds.

The remaining resources to those referred to in the first paragraph is devoted primarily to sanitation, agriculture, education and health in the poorest departments, reporting such actions to the Committee on Budget and General Account of the Republic of the Congress.

AMENDING PROVISIONS

ONE: Article 23 of the General Law is hereby amended by the following text:

“Article 23 . - Borrowing in foreign and domestic

Operations in the form of debt issuance and placement of bonds, loans and obligations that constitute external and internal approved under the provisions of this Act are called loans.

The loans can be placed in one or more tranches during the respective fiscal year. In the case of borrowing to finance investment projects, loans may be made in one or more fiscal years.”

TWO: The twenty-first provision be incorporated complementary and transient to the General Law, with the following:

“TWENTY-FIRST.- Authorize the General Directorate of Debt and Treasury Ministry of Economy and Finance to reimburse costs and expenses incurred by the National Bank in the development of the defense of the Republic of Peru in judicial proceedings operation initiated by the external debt approved by Legislative Decree 463.

The Directorate General of Debt and Treasury serves legal costs and expenses of specialized legal counsel for the defense of the Republic of Peru, which requires ad hoc public prosecutor appointed under the Legal System of the State Defense the legal proceedings initiated by the aforementioned operation of external debt.

The Ministry of Justice should take place precautionary respective procurement procedures prescribed by the rules of matter applicable and must submit to the Directorate General of Debt and Treasury documents supporting the expenses and court costs mentioned above. Those authorizations are extended until completion of the respective judicial proceedings.”

THREE: Be incorporated the twenty-second supplementary and transitional provision to the General, with the following:

“TWENTY-SECOND.- In addition to the provisions of the legislation on mining royalties, the Socio-Economic Development Fund Camisea (FOCAM) Regional Compensation Fund (Foncor), the canon, the sobrecanon, income from customs and the annual budget laws the public sector, is authorized to regional governments and local governments to use these resources, as appropriate, to:

a) Addressing the debt service resulting from operations debt held by such governments with or without the backing of the Government, or the latter has agreed and taken by agreement of transfer of resources to finance public investment projects.

b) To reimburse the Government for the implementation of the guarantees given in support of the commitments made by regional governments and local governments, under the process of promoting private investment and grants.

Where payments referred to in subparagraphs a) and b) are made through a trust, these resources can also be used to fund administrative costs of the constitution of the respective trust.”

FOUR: The twenty-third provision be incorporated complementary and transient to the General Law, with the following:

“TWENTY-THIRD.- Authorizing the Executive to which a transitional and exceptional, by supreme decree signed by the President of the Council of Ministers and Minister of Economy and Finance, authorize the General Directorate of Debt and Treasury to address the public debt service approved in annual budget laws of the Republic, with the funds you manage and track corresponds, in cases of discrepancies regarding the opportunity provided for the levying or collection of funds in the budget scheduled Case of the National Government from public debt operations. These amounts must be returned in the corresponding source automatically and immediately, without application of interest, having received or obtained such funds programmed.

Also, the authorization referred to in the first paragraph also applies when market conditions are unfavorable for the state to obtain partial or total funding provided to implement the debt management operations that are approved under this Act general.”

FIVE: Modify the subparagraphs c), d) and p) of Article 6 of Law 28693, General Law of the National Treasury, as amended, which read as follows:

“Article 6. - Powers of the National Treasury

(...)

c) Prepare the cash budget of the National Government, identifying the deficit or surplus levels consistent with the cash necessary for the proper performance of public sector budget.

d) Make all types of treasury operations and movements of the funds it manages and requires the implementation of the cash budget, are denominated in local currency or foreign currency.

(...)

p) Carry out, under the administration of the state treasury, all kinds of financial transactions that contribute to the development of securities market, including the repurchase and resale unconditional bills and bonds already issued by the National Government and all kinds of repurchase agreements with such securities, after coordination with the Central Reserve Bank of Peru (BCRP). Also, under the guidelines established by administrative action may conduct other transactions through other financial instruments or products offered on the financial markets.”

SIX: Add the literals q) r) of Article 6 of Law 28693, General Law of the National Treasury, as amended, with the following texts:

“Article 6. - Powers of the Public Treasury Nacional Office

(...)

q) Carry out, under the administration of the state treasury, all kinds of financial transactions through basic financial instruments or derivatives, in order to establish, preserve and capitalize on secondary liquidity reserve to deal with instability affecting the financial liquidity of regular resources for the implementation of Budget Cash or liquidity of the securities markets or credit markets to those ordinarily used to raise funds. These operations are conducted in coordination with the Central Reserve Bank of Peru (BCRP).

r) To establish policies and criteria for the management of funds from non-financial companies within the scope of the National Fund for Financing State Enterprise Activity - Fonafe and other public sector entities is performed by all types of deposits and investments in financial assets under management of assets and liabilities. ”

SEVEN: Modify paragraph 35.2 of Article 35 of Law 28693, General Law of the National Treasury, as amended, which reads as follows:

“Article 35. - Evaluation of Treasury

(...)

35.2 The Treasury assessment includes the results of the financial performance of revenues and expenses administered by the executive units and entities, also believes the information on financial operations and treasury in the Directorate General of Debt and Treasury under the powers established by this Law ”

EIGHT: Add as a member of the Fund Committee established under Article 16 of Law 25303, Law Annual Public Sector Budget for 1991, the Director General of General of Debt and Treasury Ministry of Economy and Finance Office.

DEROGATORY PROVISIONS

ONE: Repealed paragraph 37.4 of Article 37 of Law 28563, General Law of the National Debt, as amended.

TWO: Repealed paragraph i) of Article 6 of Law 28693, General Law of the National Treasury, and transfer the management, acquisition, custody and collection of values to the ministries.

THREE: Derogate Supreme Decree 040-2001-EF, which established the guidelines for investment of funds of public sector entities in the financial system, and the supreme decrees opposing the literal r) of Article 6 of Law 28693, General Law of the National Treasury, as amended.

FOUR: Derogate the thirteenth additional provision and transient Law and Ministerial Resolution 594-2005-EF-10 by which created the Programming Committee of Public Sector External consultations - COPEX, and its amendment.

Notify the President of the Republic for its promulgation.

In Lima on the thirtieth day of the month of November, year two thousand and eleven.

DANIEL ABUGATTÁS MAJLUF

President of the Congress of the Republic

MANUEL ARTURO MERINO DE LAMA

First Vice President of the Congress of the Republic

THE CONSTITUTIONAL PRESIDENT OF THE REPUBLIC

NOW THEREFORE:

I order its publication and execution.

Given in the Government House in Lima on the eighth day of the month of December, year two thousand eleven.

OLLANTA HUMALA TASSO

Constitutional President of the Republic

SALOMÓN LERNER GHITIS

President of the Council of Ministers

EL PERUANO OFFICIAL GAZETTE

LEGAL RULES

Lima, Tuesday, January 24, 2012

ECONOMY AND FINANCE

Approval of Issuance External and/or Internal Sovereign Bonds

SUPREME DECREE

Nº 020-2012-EF

THE PRESIDENT OF THE REPUBLIC

WHEREAS:

Section 4.1 of Article 4 of Law Nº 29814, Law on Public Sector Indebtedness for Fiscal Year 2012, authorized the Government to agree on operations of foreign debt for an amount equal to the sum of US$ 2,230,250,000,00, including in paragraph b) sub-program “Support for the balance of payments” of up to US$ 1,010,550,000;

Section 4.2 of Article 4 of Law No. 29814, authorized the Government to agree on domestic borrowing operations for an amount not exceeding the sum of S/. 2,632,580,000.00, including the literal b) sub-program “to support the balance of payments” for up to S/. 1,925,000,000.00;

Within the framework of said authorization, the Government provides for the current budget year, the foreign bond and/or internal support to finance the balance of payments for 2012 fiscal year;

Also, that in accordance with paragraph 4.3 of Article 4 of Law Nº 29814, the Ministry of Economy and Finance may reallocate the amounts of debt referred to in subparagraph b) of paragraph 4.1 and subparagraph b) of paragraph 4.2 of the Act above, not to exceed the sum of the maximum amount established in this rule to foreign borrowing and domestic borrowing;

The structure predicted for this bond issue believes that it can be done in the foreign market and/or in the local market in this regard, the Ministry of Economy and Finance, reporting to the Committee on Budget and Account General of the Republic of Congress, may make the reallocation of the amounts of debt referred to in the bounded paragraph 4.3, not exceeding the amounts authorized in subparagraphs b) of paragraphs 4.1 and 4.2 of Article 4 of Law Nº 29814;

For the implementation of that external bond and/or domestic, requires the counseling services of investment banks and other services related to operational aspects to it;

The Supreme Decree Nº 033-2006-EF, as amended, set out the procedure for the Recruitment of Specialized Financial Advisory Services and others in the framework of Law Nº 28563, General Law of the National Debt;

That in implementing this procedure, we have selected financial advisors external emission and/or internal, which additionally act as underwriters of the issuance internally, which is appropriate to approve contracting to perform the above emission bonds;

Under the provisions of Article 5 of bounded Procedure, as amended by Supreme Decree Nº 207-2010-EF, financial advisors mentioned above have designated entities domiciled in the country responsible for the placement domestic issuance of government bonds;

The issuance of external and/or internal bonds have thought favorably of the Directorate General of Debt and Treasury and the General Counsel Office of the Ministry of Economy and Finance;

The issuance foreign bonds will use the contract entitled “Fiscal Agency Agreement”, as amended, the text was approved by Ministerial Resolutions Nº 031-2003-EF-75, Nº 658-2003-EF-75 and No. 493-2004 -EF-75;

Also, that the Comptroller General’s Office has previously reported on the bond issue, external and/or internal, cited above, pursuant to paragraph l) of Article 22 of Law Nº 27785, Organic Law of National Control System and the Comptroller General of the Republic;

In accordance with the provisions of Law Nº 28563, General Law of the National Debt, as amended and Act Nº 29814, Law on Public Sector Debt for 2012 fiscal year, and,

With the approval of the Council of Ministers;

DECREES

Article 1: Approval of external and/or internal issuance of bonds

The external and/or internal issuance of bonds is hereby approved, in one or more placements, up to the amount of US$ 1,600,000,000.00 (ONE THOUSAND SIX HUNDRED MILLION AMERICAN DOLLARS) that will be used to finance the balance of payments for 2012 fiscal year.

Article 2: In the reallocation of the amounts of debt

For purposes of the bond issue external and/or internal approved in the preceding article and under the provisions of paragraph 4.3 of Article 4 of Law Nº 29814, the Ministry of Economy and Finance, through the Directorate General of debt and Treasury to realize the Budget and General Account of the Republic of the Congress, may reallocate the amounts of debt referred to in subparagraph b) of paragraph 4.1 and subparagraph b) of paragraph 4.2 of the aforementioned law, not to exceed the sum of the maximum amount established in this rule for foreign borrowing and domestic borrowing.

Article 3: External issuance of bonds

For the purposes of the external issuance of bonds approved in the foregoing article, the bonds will have the following characteristics:

Issuer	:	The Republic of Peru

Financial Advisors and Underwriters	:	Citigroup Global Markets Inc. y Deutsche Bank Securities Inc.

Amount of the placement or placements	:	The amounts will be determined by Ministerial Resolution from the Ministry of Economy and Finance before, during or when the corresponding Bookbuilding mechanisms concludes.

Currency	:	United States Dollars.

Transactions	:	Issuance of one or more global bonds denominated in United States Dollars, through the reopening of bonds issued or issuance of new bonds, which term shall be timely determined.

Placement mechanism	:	Through a Bookbuilding mechanism.

Format	:	Global bonds registered with the Securities and Exchange Commission of the United States of America, or any other securities commission to be determined.

Term/Maturity	:	It will be determined upon the start of the Bookbuilding mechanism.

Payment of Coupon	:	Semi-annual, with a base of 30/360 days or with the periodicity and base determined by the market in which the placement is carried out.

List	:	Luxembourg Stock Exchange.

Negotiability	:	Subject to restrictions of the jurisdiction in which they are negotiated.

Payment of principal	:	At maturity or amortizable.

Governing Law	:	Laws of New York State, United States of America.

Article 4: Internal issuance of bonds

For the purposes of the internal issuance of bonds approved in Article 1 of this legal rule, the bonds will have the following characteristics:

Issuer	:	The Republic of Peru

Sovereign Bonds	:	Securities of credit value, nominative and indivisible and will be represented by an entry through the accounting book in CAVALI S.A. ICLV.

Category	:	They are direct, general and unconditional liabilities of issuer, who is the party obliged to the timely payment of the capital owed, coupons and other liabilities arising from these bonds.

Type of instrument	:	Fixed-yield instrument

Financial Advisors	:	Citigroup Global Markets Inc. y Deutsche Bank Securities Inc.

Underwriters	:	Citibank del Perú S.A. y Deutsche Bank (Perú) S.A.

Currency	:	Nuevos Soles

Placement mechanism	:	Through a mechanism called Bookbuilding. This mechanism replaces the Market Creators Program.

Amount of the placement or placements	:	The amounts will be determined by Ministerial Resolution from the Ministry of Economy and Finance before, during or when the corresponding Bookbuilding mechanisms concludes.

Name	:	Sovereign Bonds

Term/Maturity	:	It will be determined upon the start of the Bookbuilding mechanism.

Payment of Coupon	:	Semi-annual, with a base of 30/360 days

Face value of the bond	:	S/. 1,000.00 (ONE THOUSAND AND 00/100 NEW SOLS)

Payment of principal and interest	:	The payment of principal could be made at maturity or redeemable, and the payment of interest could be made according to the schedule to be established.

The payments are made through CAVALI S.A. ICLV.

May be reopened	:	Yes

Governing Law	:	Peruvian Law

Applicable jurisdiction	:	Courts of Peru

Redemption	:	They cannot be redeemed. Exchanges and swaps are not considered redemption operations.

Date of settlement	:	T + 5

Article 5: The pending balances of placement

5.1 Once the Bookbuilding mechanism, the external balance of the monetary and/or internal bond pending placement may be placed using the auction mechanism, applying the provisions of the Market Maker Program, as appropriate.

5.2 For the purposes of the issue mentioned in the preceding paragraph, to be held in the form of auctions under the Market Maker Program, the bonds will have the following characteristics:

Responsible Unit	:	Ministry of Economy and Finance by Debt and Treasury General Direction

Arranger	:	Ministry of Economy and Finance by Debt and Treasury General Direction

Currency	:	Nuevos Soles

Negotiability bonds	:	Freely negotiable

Method of placement	:	Through auction

Placement Amount	:	The amount will be determined by the Debt and Treasury General Direction, through Resolution Directorial before, during, or when conclusion of the auction.

Term of placement	:	For sections up to 31 December 2012

Registration	:	Entry in account CAVALI S.A ICLV and listed on the Lima Stock Exchange.

5.3 The additional features required for the implementation of such issuance, shall comply with the provisions of Regulation of the Issue and placement of sovereign bonds in the Internal Market regulations.

Article 6: Contracting of Services

6.1 The contracting of Citigroup Global Markets Inc. y Deutsche Bank Securities Inc. is hereby approved as financial advisors of the external and/or external issuance approved in Article 1 of this legal rule, and as underwriters of the external issuance; said entities were elected subject to the procedure established in Supreme Decree Nº 033-2006-EF, as amended.

5.2 Citibank del Perú S.A. y Deutsche Bank (Perú) S.A. are the entities domiciled in the country appointed by the entities mentioned in the foregoing section under the provisions of Article 5 of the procedure established in Supreme Decree Nº 033-2006-EF, amended by Supreme Decree Nº 207-2010-EF, to be in charge of the placement of the internal issuance approved in Article 1 hereof.

5.3 In addition, the contracting of The Bank of New York Mellon, as listing, transfer and payer agent in Luxembourg is approved.

Article 7: Approval of documents

The Supplemental Prospectuses and the agreements and documents arising from the external and/or internal issuance of bonds to be carried out by virtue of this legal rule will be approved through Ministerial Resolution of the Sector of Economy and Finance.

Article 8: Debt Service

The service for the amortization, interest and other expenses resulting from the bonds issued as provided in this legal rule will be provided by the Ministry of Economy and Finance, charged against the budgetary resources allocated for the payment of public debt service.

Article 9: Signing of documents

The Director General of the National Directorate of Public Indebtedness of the Ministry of Economy and Finance is hereby authorized to sign, on behalf of the Republic of Peru, the agreements and documents related to the issuance of bonds approved in Article 1 hereof.

Article 10: Countersigning

This Supreme Decree shall be countersigned by the President of Council of Ministers and the Minister of Economy and Finance.

Given at the Government Palace in Lima on the twenty-three day of November of two thousand and twelve.

OLLANTA HUMALA TASSO

Constitutional President of the Republic

ÓSCAR VALDÉS DANCUART

President of the Council of Ministers

LUIS MIGUEL CASTILLA RUBIO

Minister of Economy and Finance

EL PERUANO OFFICIAL GAZETTE

Lima, Tuesday, January 24, 2012 (Extraordinary Edition)

APPROVAL OF THE TEXT OF THE PRELIMINARY OFFERING

MEMORANDUM, FINAL OFFERING MEMORANDUM, PRELIMINARY

PROSPECTUS SUPPLEMENT AND THE AGREEMENTS CALLED PURCHASE

AGREEMENT AND UNDERWRITING AGREEMENT, AS REFERRED TO IN

SUPREME

DECREE N° 020-2012-EF

MINISTERIAL RESOLUTION N° 086-2012-EF-52

Lima, January, 2012

WHEREAS:

Supreme Decree N º 020-2012-EF has approved external emission and/or internal bonds in one or more placements, up to an amount of US$ 1,600,000,000.00 (ONE THOUSAND SIX HUNDRED MILLION AMERICAN DOLLARS) which will fund support for the balance of payments for 2012 fiscal year;

The article 7 of the Decree provides that the Supreme Supplementary Prospectus and the contracts and documents arising from the external emission and/or internal bonds, which are conducted under the above-mentioned Supreme Decree shall be approved by Ministerial Resolution Sector economy and Finance;

To implement the emission internal/external bond is required to approve the texts of the “Preliminary Offering Memorandum”, “Final Offering Memorandum”, “Preliminary Prospectus Supplement” and “Final Prospectus Supplement” and the texts of agreements known as “Purchase Agreement” and the “Underwriting Agreement”;

In accordance with the provisions of Supreme Decree 020-2012-EF;

IT IS HEREBY RESOLVED:

Article 1: To approve the texts of the “Preliminary Offering Memorandum”, “Final Offering Memorandum”, “Preliminary Prospectus Supplement” and “Final Supplemental Prospectus” as well as contracts known as “Purchase Agreement” and “Underwriting Agreement”, for issuing internal/external bonds to finance support for the balance of payments for 2012 fiscal year, approved by Supreme Decree N º 020-2012-EF.

Recorded, communicated and published.

LUIS MIGUEL RUBIO CASTILLA

Minister of Economy and Finance